Exhibit 99.1

FOR IMMEDIATE RELEASE                       CONTACT: JEROLD R. KASSNER
JULY 24, 2001                                              SWANK, INC.
                                                   ATTLEBORO, MA 02703
                                                        (508) 222-3400

                                                   HOWARD N. FEIST III
                                                AMERICAN BILTRITE INC.
                                            WELLESLEY HILLS, MA  02481
                                                        (781) 237-6655


  AMERICAN BILTRITE INC. COMPLETES PURCHASE OF WOMEN'S COSTUME
                JEWELRY BUSINESS FROM SWANK, INC.

     WELLESLEY HILLS, MASSACHUSETTS and ATTLEBORO, MASSACHUSETTS

-- July 24, 2001 -- American Biltrite Inc. (AMEX:ABL) and Swank,

Inc. (OTCBB:SNKI.OB) announced today that American Biltrite's

K & M Associates, L.P. operation has completed its previously announced purchase of certain assets associated with Swank's women's costume jewelry division. In addition to purchasing

inventory and accounts receivable related to Swank's Anne Klein,

Anne Klein II, Guess?, and certain private label women's costume jewelry businesses, K&M also assumed Swank's interest in its Anne

Klein and Guess? women's jewelry licenses.

     Commenting on the sale, John Tulin, President of Swank, said

"We  are very pleased to be able to hand over our Anne Klein  and

Guess  women's  jewelry operation to K&M and  American  Biltrite.

They  bring with them a deep understanding of the women's costume jewelry  industry and an extremely talented management team  that is  firmly  committed  to  the growth and  development  of  these important  businesses. Swank now looks forward  to  concentrating its  resources  on its men's accessories business  and  the  many

opportunities   available  there."  Mr.  Tulin  continued,   "Our

customers  can be assured that they will be very well  served  by

American  Biltrite  and K&M. We wish them  and  our  friends  and former  employees  who  are  now part of  the  American  Biltrite family, much success in their new endeavor."

     Roger S. Marcus, Chairman of the Board of American Biltrite,

said  "We are very excited about this opportunity to expand K&M's business with the addition of these prestigious designer  labels.

The team at K&M looks forward to growing the business further and providing our new customers with the legendary service for  which it  is  renowned. We are also pleased that many of  the  talented individuals associated with this business will be joining us from

Swank, and I welcome them to American Biltrite."


     Swank was advised in this transaction by Financo, Inc., a

New York City based investment bank.


     Swank manufactures and markets men's jewelry, belts and

personal leather goods and women's costume jewelry, and

distributes its products to retail outlets throughout the United

States and in numerous foreign countries. These products, which are known throughout the world, are distributed under the names

"Kenneth Cole", "Tommy Hilfiger", "Claiborne", "Guess?",

"Geoffrey Beene", "John Henry",  "Pierre Cardin", "Colours by


Alexander Julian", "DKNY", and "Swank".  Swank also manufactures and distributes jewelry and leather items for distribution under private labels.


     K & M Associates sells and distributes costume jewelry to

over 5,000 retail locations and provides in-store service

nationwide through 850 field employees.  In addition to K & M,

American Biltrite has operations engaged in manufacturing and marketing protective papers and films, flooring, and industrial rubber products.
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